Exhibit 99.1

For additional information, contact: Robert W. Dumas President and CEO (334) 821-9200

Press Release – April 23, 2019

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2019 vs. 2018 Highlights

•	Record quarterly net earnings of $2.5 million

•	Net interest income increased 5%

•	Net interest margin (tax-equivalent) increased by 25 basis points

•	Average loans increased $26.0 million, or 6%

•	Annualized return on average assets increased to 1.23% from 1.04%

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported record net earnings of $2.5 million, or $0.70 per share, for the first quarter of 2019, compared to $2.2 million, or $0.60 per share, for the first quarter of 2018.

“The Company’s first quarter results reflect record net earnings and strong improvement in our net interest margin due to loan growth and improvements in our balance sheet mix,” said Robert W. Dumas, Chairman, President and CEO. Mr. Dumas continued, “In the first quarter of 2019, the Company’s net interest margin increased 25 basis points over the same period last year.”

Net interest income (tax-equivalent) was $6.8 million for the first quarter of 2019, a 5% increase compared to $6.4 million for the first quarter of 2018. This increase was primarily due to loan growth and improved yields on interest-earning assets. Average loans were up 6% to $477.3 million in the first quarter of 2019 compared to $451.3 million in the first quarter of 2018.

Nonperforming assets were $0.3 million or 0.04% of total assets at March 31, 2019, compared to $3.2 million or 0.39% of total assets at March 31, 2018. The decrease in nonperforming assets was primarily due to the resolution of two nonperforming commercial real estate loans with a recorded investment of $2.1 million at March 31, 2018. The allowance for loan losses was 1.02% of total loans at March 31, 2019, compared to 1.07% of total loans at March 31, 2018. The Company recorded no provision for loan losses in the first quarter of 2019 and 2018. The provision for loan loss is based upon various estimates and judgments, including the absolute level of loans, loan growth, credit quality and the amount of net charge-offs.

Noninterest income was $1.2 million for the first quarter of 2019 and $0.9 million for the first quarter of 2018. The increase was primarily due to a $0.3 million pre-tax gain from an insurance recovery received in the first quarter of 2019 with respect to a $0.4 million pre-tax loss incurred in the third quarter of 2018 related to misappropriation of assets.

Noninterest expense was $4.6 million compared to $4.4 million in the first quarter of 2018. The increase was primarily due to routine annual increases in salaries and benefits expense.

Income tax expense was $0.6 million compared to $0.5 million for the first quarter of 2018. The effective tax rate was 19.75% compared to 19.74% for the first quarter of 2018.

The Company paid cash dividends of $0.25 per share in the first quarter of 2019, an increase of 4.2% from the same period in 2018. We repurchased 62,518 of our shares in the latest quarter. At March 31, 2019, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $835 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2018 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports First Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2019	2018
Results of Operations
Net interest income (a)	$6,766	$6,440
Less: tax-equivalent adjustment	146	156

Net interest income (GAAP)	6,620	6,284
Noninterest income	1,160	853

Total revenue	7,780	7,137
Noninterest expense	4,611	4,402
Income tax expense	626	540

Net earnings	$2,543	$2,195

Per share data:
Basic and diluted net earnings	$0.70	$0.60
Cash dividends declared	$0.25	$0.24
Weighted average shares outstanding:
Basic and diluted	3,614,741	3,643,683
Shares outstanding, at period end	3,581,485	3,643,698
Book value	$25.39	$23.36
Common stock price:
High	$39.43	$39.25
Low	30.61	35.50
Period-end	39.43	39.06
To earnings ratio	15.71	x	17.44	x
To book value	155%	167%
Performance ratios:
Return on average equity (annualized)	11.31%	9.95%
Return on average assets (annualized)	1.23%	1.04%
Dividend payout ratio	35.71%	40.00%
Other financial data:
Net interest margin (a)	3.54%	3.29%
Effective income tax rate	19.75%	19.74%
Efficiency ratio (b)	58.18%	60.36%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$169	$3,239
Other real estate owned	172	—

Total nonperforming assets	$341	$3,239

Net (recoveries) charge-offs	$(18)	$25
Allowance for loan losses as a % of:
Loans	1.02%	1.07%
Nonperforming loans	2,845%	146%
Nonperforming assets as a % of:
Loans and other real estate owned	0.07%	0.73%
Total assets	0.04%	0.39%
Nonperforming loans as a % of total loans	0.04%	0.73%
Annualized net (recoveries) charge-offs as a % of average loans	(0.02)%	0.02%
Selected average balances:
Securities	$240,024	$265,626
Loans, net of unearned income	477,335	451,347
Total assets	827,143	841,820
Total deposits	732,539	744,365
Long-term debt	—	3,217
Total stockholders’ equity	89,934	88,281
Selected period end balances:
Securities	$241,287	$259,177
Loans, net of unearned income	472,650	443,804
Allowance for loan losses	4,808	4,732
Total assets	835,014	830,721
Total deposits	739,631	737,332
Long-term debt	—	3,217
Total stockholders’ equity	90,949	85,108

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports First Quarter Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2019	2018
Net interest income, as reported (GAAP)	$6,620	$6,284
Tax-equivalent adjustment	146	156

Net interest income (tax-equivalent)	$6,766	$6,440